Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Updates Production Outlook for Q3 and Narrows Range
of Calendar 2005 Production to 73 — 74 Bcfe from 73 — 75 Bcfe

Net Cash Margins Continue to Increase

Announces Repayment of $11.2 Million of Bank Debt on September 1 and
States Intention to Retire Another $10 Million on September 30, 2005

DENVER – September 12, 2005 – (PR Newswire) – Whiting Petroleum Corporation (NYSE: WLL) today announced updated guidance. Based on operating results for the third quarter of 2005 to date, Whiting is updating its outlook for the third quarter and full-year 2005.

Whiting expects total production for the third quarter to range from 17.7 billion cubic feet equivalent (Bcfe) to 18.0 Bcfe compared to 18.2 Bcfe to 19.6 Bcfe in its prior guidance. Not all productive wells drilled during the third quarter are expected to be placed on production during the third quarter, thus the reduction in third quarter guidance. Despite the decrease, this updated production range reflects an 8% increase in expected third quarter volumes to an average of 194 million cubic feet equivalent (MMcfe) per day from second quarter 2005 production of 180 MMcfe per day or 16.38 Bcfe. Whiting estimates its August production rate rose to approximately 200 MMcfe per day. This rate includes the effect of approximately 4 MMcfe per day that was shut-in from August 25 through August 31 as a result of Hurricane Katrina. As of September 12 approximately 3.5 MMcfe of this production was back on line.

Whiting is also narrowing its full-year 2005 production guidance, which it expects to range from 73 Bcfe to 74 Bcfe. This estimate is based on Whiting’s current production, expected production from new wells, the Postle Field properties acquisition, which closed on August 4, 2005, and the North Ward Estes Field and ancillary properties acquisition scheduled to close on October 4, 2005. Whiting’s base properties, excluding the Postle properties, are currently producing approximately 180 MMcfe per day. Postle is currently producing approximately 24.9 MMcfe per day. The North Ward Estes and ancillary properties are currently producing approximately 33.9 MMcfe per day. The revised production guidance does not include any other acquisitions Whiting may close in the remainder of 2005.

Quarterly 2005 production is summarized as follows:

Q105	16.32 Bcfe (actual)
Q205	16.38 Bcfe (actual)
Q305	17.7 - 18.0 Bcfe (estimated)
Q405	22.45 - 23.45 Bcfe (estimated)

Whiting continues to expect its full year capital budget to range from $160 to $180 million (excluding acquisition costs). Currently, Whiting has rigs working as follows:

	Drilling Rigs	Workover Rigs
Base Properties:	16	12
Postle Field:	2	6
N. Ward Estes Field:	6	15
Total	24	33

Whiting estimates cash revenues and cash costs on a per thousand cubic feet equivalent (Mcfe) basis for the third quarter of 2005 to fall within the following ranges:

Third Quarter 2005
Sales price, net of hedging	$7.75 - $7.95
Lease operating expense	$1.50 - $1.60
Production taxes	$0.54 - $0.58
General and administrative expense	$0.44 - $0.46
Exploration	$0.26 - $0.30
Cash interest expense	$0.52 - $0.58
Cash income tax expense	$0.17 - $0.20
Net	$4.32 - $4.23

Estimated lease operating expense for the third quarter and full year have increased from $1.39 to $1.43 and $1.37 to $1.41, respectively, in Whiting’s prior guidance to $1.50 to $1.60 and $1.45 to $1.50, respectively, primarily due to rising power and oil field service costs. However, due to higher oil and gas prices and rising production volumes, net cash margins have continued to increase from $3.77 per Mcfe in the first half of 2005 to approximately $4.23 to $4.32 per Mcfe estimated for the third quarter.

On September 1, 2005 Whiting repaid $11.2 million under its credit facility using increased cash flows as a result of its rising production and higher product prices. Whiting anticipates paying down another $10 million of bank debt on September 30, 2005.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation is a growing energy company based in Denver, Colorado. Whiting Petroleum Corporation is a holding company engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Permian Basin, Rocky Mountain, Mid-Continent, Gulf Coast and Michigan regions of the United States. The Company’s stock trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

Forward-Looking Statements
This press release contains statements that Whiting believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding Whiting’s future business strategy, projected production, reserves, production expenses, net profit margins, cash flows from operations and capital expenditures, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: our level of success in exploitation, exploration, development and production activities; the timing of our exploration and development expenditures, including our ability to obtain drilling rigs; our ability to identify and complete acquisitions, including the North Ward Estes and ancillary properties acquisitions, and to successfully integrate acquired businesses and properties, including the properties acquired from Celero Energy, LP; unforeseen underperformance of or liabilities associated with acquired properties, including the properties to acquired from Celero Energy, LP; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or natural gas in commercially viable quantities; our inability to access oil and natural gas markets due to market conditions or operational impediments; and our ability to replace our oil and natural gas reserves. Whiting assumes no obligation, and disclaims any duty, to update the forward-looking statements in this press release.

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